Exhibit 99.1

FOR IMMEDIATE RELEASE
October 13, 2004 CONTACT: Jerry L. Calvert
(864) 594-5690 (Work)
(864) 590-8858 (Cell)

First National Announces 125% Increase in Earnings for Third Quarter; Posts Record Earnings for Third Quarter
and First Nine Months of 2004

Spartanburg, SC, October 13, 2004 – First National Bancshares, Inc., (OTC: FNSC) the bank holding company for First National Bank of the South, today announced record financial results for the quarter and nine months ending September 30, 2004.

For the quarter ending September 30, 2004, First National posted net income of $521,183 or an increase of 125% over net income of $231,782 for the same period last year. Earnings per diluted share rose to $.24 for the quarter, an increase of 118% over $.11 per diluted share for the quarter ending September 30, 2003.

Net income for the nine months ending September 30, 2004 was $1,151,556 or $.53 per diluted share compared to net income of $632,260 or $.31 per diluted share in the same period last year, an increase of 82% in net income and 71% in earnings per diluted share.

Total assets ended the quarter at $224.8 million, an increase of 35% over total assets of $166.5 million a year ago. Total loans increased 48% to $176.1 million as compared to $119.3 million at September 30, 2003. Deposits ended the quarter at $188.6 million compared to $144.5 million at September 30, 2003, or an increase of 31%.

Jerry L. Calvert, President and CEO, said, “We are extremely pleased with our growth in assets and earnings to date and are on track to exceed our goals for 2004. Loan demand continues to be strong and our credit quality has been outstanding. Our Greenville small business lending office is off to a great start and has begun to contribute noninterest income in only its second quarter of operations.”

Mr. Calvert continued, “We are making excellent progress on implementation of our plans for growth and expansion. We have finalized plans for a loan production office in Mount Pleasant and are currently evaluating additional opportunities in Spartanburg County as well as other growing markets.”

First National’s stock price closed at $23.00 on October 13, 2004. This is after a 3-for-2 stock split distributed on March 1, 2004.

First National Bancshares, Inc. is a bank holding company based in Spartanburg, South Carolina. Its stock is quoted on the OTC Bulletin Board under the symbol FNSC. It was incorporated in 1999 to conduct general banking business through its wholly-owned subsidiary, First National Bank of the South.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions. The Spartanburg banking division operates three full-service offices in Spartanburg County under the name First National Bank of Spartanburg. The small business lending division operates under the name First National Business Capital. The division is based in Greenville and provides small business lending services to customers in the Carolinas and Georgia. First National also offers trust and investment management services to its customers through Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available on its web site at www.firstnational-online.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Income Statement Data	For the Quarter Ended September 30,		Increase/
(unaudited)	2004	2003	(Decrease)

Net interest income	$1,723,895	$1,163,465	48.2%
Provision for loan losses	193,190	130,423	48.1%
Noninterest income	530,690	368,660	43.9%
Noninterest expense	1,274,941	1,041,773	22.4%
Income tax expense	265,271	128,147	107%
Net income	$521,183	$231,782	124.9%

Net interest margin	3.29%	3.03%	8.6%
Return on average assets	0.95%	0.57%	66.7%
Return on average equity	16.36%	7.72%	111.9%
Efficiency ratio	56.55%	68.00%	(16.8%)
Charge-offs as a % of average loans	0.03%	0.13%	(769.2%)

Earnings per diluted share	$0.24	$0.11	118.2%
Weighted average shares outstanding
Basic	1,802,846	1,802,850	(<1%)
Diluted	2,245,698	2,063,912	8.8%

Income Statement Data	For the Nine Months Ended September 30,		Increase/
(unaudited)	2004	2003	(Decrease)

Net interest income	$4,578,670	$3,283,803	39.4%
Provision for loan losses	593,507	367,755	6.14%
Noninterest income	1,268,714	1,076,459	17.9%
Noninterest expense	3,560,412	3,012,040	18.2%
Income tax expense	541,909	348,207	55.6%
Net income	$1,151,556	$632,260	82.1%

Net interest margin	3.22%	3.03%	6.3%
Return on average assets	0.77%	0.55%	40.0%
Return on average equity	12.05%	7.09%	70.0%
Efficiency ratio	60.89%	69.08%	(11.9%)
Charge-offs as a % of average loans	0.02%	0.05%	(600.0%)

Earnings per diluted share	$0.53	$0.31	70.9%
Weighted average shares outstanding
Basic	1,802,846	1,802,803	<1%
Diluted	2,181,455	2,016,829	8.2%

Selected Balance Sheet Data	As of September 30,		Increase/
(unaudited)	2004	2003	(Decrease)

Assets	$224,783,116	$166,527,116	35.0%
Loans, net of unearned income	176,098,297	119,304,911	47.6%
Allowance for loan losses	2,201,229	1,491,311	47.6%
Deposits	188,555,592	144,454,137	30.5%

Note: Per share data and number of shares have been adjusted to reflect the 3-for-2 stock split distributed on March 1, 2004.